Contact: Frances Rathke, Interim CFO
Tel: (800) 545-2326 x. 1289

GREEN MOUNTAIN COFFEE ROASTERS TO BUILD
NEW DISTRIBUTION AND WAREHOUSING FACILITY
IN WATERBURY, VERMONT

WATERBURY, VERMONT (November 5, 2003) - Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) today announced that it has received approval from local planning and zoning officials to expand its Waterbury, Vermont manufacturing and distribution facility by constructing a new 52,000 square foot facility designated solely for warehousing and distribution. The Company plans to lease the underlying land from Pilgrim Partnership, LLC. This new warehousing and distribution building will incorporate material handling automation to improve the Company's distribution efficiencies, which the Company anticipates, will result in lower overall distribution costs relative to sales over the long-term. The additional warehouse space also will allow for more product diversity and the elimination of outside storage expenses. The Company expects this expansion project to cost approximately $8,400,000 and anticipates utilizing a combination of long-term debt and lease financing.

This expansion will accommodate Green Mountain Coffee's current and long-term growth plans, matching a annual roasting capacity of approximately 40 to 50 million pounds of coffee to equivalent packaging, warehousing and distribution capacities. The consolidation of these functions in the new building will allow room for Green Mountain Coffee to increase its packaging capacity in the Company's existing 65,000 square foot facility that currently also houses it roasting, warehouse, and distribution operations.

Green Mountain Coffee will begin the project this month and expects the building erection and hardware installation to be completed by Fall 2004. At that time, a portion of the business will be transitioned over to the new facility. It is anticipated that the remainder of the distribution and warehousing functions will be processed in the new facility by Spring 2005.

Robert P. Stiller, Chairman, President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc., commented, "We are impressed with Waterbury's support which enables us to expand our facilities in the downtown Waterbury location contiguous to our manufacturing and roasting operations. This expansion is critical to our success in executing our long-term growth plans to be the leader in roasting and selling specialty coffee to a broad array of customers."

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry and has been recognized by Forbes Magazine for the past three years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support

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socially responsible initiatives, many of which it has supported for over 10 years. In 2003, the Rainforest Alliance recognized Green Mountain Coffee Roasters with its highest award as its "Corporate Sustainable Standard-Setter" for the Company's commitment to sourcing coffee in an environmentally and socially responsible manner. Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 8th overall on its 2003 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 90 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, organizational changes, the impact of a weaker economy, competition, funding availability, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, Keurig Incorporated's ability to continue to grow in the office coffee service market and success in entering the home brewer market, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission.

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